EXHIBIT 4.28

Long Cheng Industrial Zone General Estate Rental Contract

Contract No.:

The Landlord (Party A): Shenzhen Long Cheng Industry & Trade Industrial Ltd.	Signing Location: Long Cheng Industry Area
The Tenant (Party B): Shenzhen Dalong Boa An Long Cheng Hi-Lite Electricity Factory	Signing Time: 25th Nov 2011

According to <Contract Law of P.R.C> and related regulations, for the purpose of making rights and responsibilities relationship clear, as agreed by both sides to sign this contract.

1.	Name and area of the rented estate:

Party A rent 6# factory workshop to Party B, the total area is 5325 M².

2.	Payment of rental fee and other expenses:

Party B should pay rental fee, management fee in total of RMB seventy seven thousand six hundred seventy eight and cents four only (77,678.04 RMB) to Party A every month. Rental fee should be settled once a month, Party B should pay the monthly rental fee, management fee and other expenses to Party B before 10th of each month by cash or transfer to Party A's account.

3.	Deposit :

Party B pay two months' rental fee and management fee at RMB one hundred fifty five thousand and three hundred fifty six and cents eight only (155,356.08RMB) to Party A, when the contract expired, after deducted unpaid rental fee and recovering fee, Party A should return the remaining deposit to Party B.

4.	Rental period:

The rental period is one year, from 1st Mar, 2012 to 28th Feb, 2013. This contract will be implemented from 1st March, 2012.

5.	Premises Repair during rental period:

Party B should be in charge of the repairing and maintenance of the premises during rental period and the alteration Party B requested with Party A approval. Party B has the responsibility to maintain and keep the rented premises in good status. If the premises need to be repair and reform because of the problem of premises itself, the expenses should be on the side of Party A.

Requirements for repairing and maintenance to the rented house:

1.	Main structure of the premises should be kept intactness; the decoration proposal must be checked and approved by Party A in advance.
2.	The location and function of facility in the premises shall not be changed and damaged.

3.	Doors and windows should be kept intactness; glasses shall not be covered by colored material.
4.	Keep water and power supply facility complete, sewer smooth and no obstacle put in the fire exit.

6.	Responsibilities of Party A and Party B:

Party A:

1.	Provide the factory, dormitory to Party B to use on time, and take charge of water, road, electricity get-through.
2.	Assist Party B to apply business license and tax registration etc. (costs needed above should be undertaken by Party B).
3.	Assist Party B to solve difficulties in practical work during contract period.
4.	Make sure fire control safety, sanitation in good status, handle complaint in time.

Party B:

1.	Pay rental fee, management fee, water and electricity fee on time.
2.	Responsible for the water and electricity fee of yearly rented factory and dormitory (include public facilities). In addition, Party B should be responsible for the repairing expenses caused by artificial damage of facilities in workshop and dormitory rented during rental period (Party A can provide payable service).
3.	Party B should obey related laws and regulations of P.R.C. and local government decree, and comply with Long Cheng's management, should not carry out any illegal activities, make harm to the public benefit or change the regulated content of the contract.
4.	Party B should not transfer the premises and dormitory rented from Party A to another Party.
5.	Every company should appoint a fire-prevention person in charge, and organize a fireproof team with 5-7 members, premises should equip with regulated fire distinguish facility, fire exit of premises and dormitory shall not be obstructed, violator will be punished according to the Fire Control regulations. Damaging fixed fire distinguish equipments and water pool in the premises and dormitory, installing steel gate, using fire distinguish water pool and hose to wash floor are not allowed. Violator will be punished according to Fire control regulations.
6.	During the rental period, Party B should not affect other factory or other people's normal working when using public facilities. Furthermore, Party B should educate its staff to care for public facilities; any damage should be paid in equal value.
7.	Any unauthorized demolition and rebuilding to structure and facility of the premises and dormitory should be paid as 100% of the value of complaint facility.

Party A reserves the right to release the rental relationship before expired; terminate the rental contract; get back the rented premises, if Party B violate the term no.1,3.4,7 in the Clause No. 6 (Responsibilities of Party B) seriously. Deposit paid by Party B will be forfeited by Party A, Party B undertake all consequences caused.

If Party A seriously violate Clause No. 6 (Responsibilities of Party A), and not remedy immediately, Party B reserved the right to claim from Party A.

7.	Responsibilities for breach of contract:

Party A:

1.	Have not provided premises to Party B on time as contract stipulated.
2.	Have not provided related equipment for Party B using as contract stipulated.

Party B:

1.	Premises damage caused by improper usage or decoration, maintenance, Party B should be responsible for repairing or compensation.
2.	Unauthorized demolition and rebuilding should undertake all consequences caused by.
3.	Fail to return the estate exceed the date stipulated after contract expired, beside paying the rental fee and related expenses, Party B should pay additional lease breach fees, one day equal to 1‰ of monthly rental fee, longest period exceeding could not be over 30 days.
4.	If delay to pay rental fee and management fee, except paying the rental fee in required time, must pay overdue penalty 1‰ of the total overdue sum per day.

Calculation method:

Overdue penalty = monthly rental fee and total expenses * days overdue * 1‰

If Party B breach of contract, Party A reserve the right to take following measures depend on the violation situation:

1.	Imposes two months' rental fee and total expenses as overdue penalty punishment.
2.	Compel Party B to move out, return the premises.
3.	If Party B owes two months' rental and other expense, Party A reserves the right to sue Party B in People's Tribunal and take any legal measure to get the overdue back.

8.	Disclaimer:

1.	The rented premises damaged due to force majeure and cause losses to Party A, Party B has not the liability to repair or reparation, but should report to Party A and explain the situation immediately, if necessary, to get the certification by law from the related Department is needed.
2.	If Government manipulate or the Long Cheng Group Ltd development require to dismantled the simple workshop, Party A should inform Party B three months in advance and terminate the contract for the part of simple workshop rental, no right to claim the loss occurred from demolition by both parties. If Long Cheng Group Ltd require to dismantle 1# simply workshop wholly for development, Party A promises to provide another workshop with height not less than 7m ground floor and area not less than 1# simply workshop in the contract to Party B three months in advance.

9.	Dispute solving method

Both parties should negotiate to solve the disputes that happen during execution of this contract. If compromise failed, should ask for arbitration from Contract Management Office or adjudication to authoritative People's Tribunal.

10.	Miscellanies

1.	During the contract period any party want to terminate the contract should provide written report to the other party 3 months in advance, contract can stop after negotiated and agreed, but the party advise to stop contract should pay 3 months' rental fee as liquidated damages.
2.	When contract expired and doesn't renew, Party B should restore the estate as standard and settle all the expenses, then Party A return the deposit to Party B in one time. If Party A restores the premises, the costs will be deducted from the deposit and Party B should pay the balance not covered.
3.	Party B has priority to renew the rental contract with equal condition and should apply by written within six months before this contract expired. Both parties should sign the renewed contract.
4.	Premises reconstruction during the rental contract period and the terms needs to be changed or the newly rental premises price, rental period and deposit etc. should further compromise with both parties.
5.	Matters not covered in this contract will be supplemented according to <Contract Law of P.R.C.> after compromise with both parties; supplementary agreement has the same juristic force with contract.
6.	For this contract, Chinese version is the standardized form with four copies, each party keep two copies with equal juristic force. Contract will be force into effective upon signed by representatives of each party.

The Landlord (stamped)	The Tenant (stamped)

Legal Representative (signed)	Legal Representative (signed)

Date:2011___month___date	Date:2011___month___date